Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY ACQUIRES THE ASSETS OF ‘REPS’

A National In-Store Merchandiser for Home Entertainment and Consumer

Products

Troy, Michigan – June 24, 2005, Handleman Company (NYSE: HDL), www.handleman.com, today announced it has acquired all of the operating assets of REPS LLC (REPS), a national in-store merchandiser.

REPS, with annual revenues of approximately $17 million, provides nationwide in-store merchandising for home entertainment and consumer product brand owners at mass merchant, warehouse club, and specialty retailers.

The in-store merchandising structure for REPS is similar to Handleman Company’s in-store merchandising structure, thus providing the opportunity to generate savings and synergies. The acquisition is expected to be immediately accretive to earnings and cash flow.

Stephen Strome, Chairman and CEO of Handleman Company commented, “The acquisition of REPS allows Handleman Company to leverage its in-store merchandising infrastructure, one of its core competencies, into both adjacent home entertainment categories as well as consumer goods. The size of this acquisition allows the Company to maintain a strong financial position.”

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contact:	Media Relations:
Thomas Braum	David Bassett
Sr. Vice President and CFO	(248) 855-6777, Ext. 132
(248) 362-4400, Ext. 718

Greg Mize,	Fred Marx
Vice President, Investor Relations	(248) 855-6777, Ext. 131
(248) 362-4400, Ext. 211